Exhibit 99.1

Company Contact: Richard Garr, President (301) 366-4960 Media Contact: Planet Communications Deanne Eagle (917) 837-5866	Investor Relations: Equity Communications Ira Weingarten (805) 897-1880 Steve Chizzik (908) 688-9111

For Release: April 15, 2008

NEURALSTEM RESPONDS TO INCORRECT STEMCELLS, INC. RELEASE ON PATENTS

Rockville, MD, April 15, 2008—Neuralstem, Inc. (AMEX:CUR) today responds to an earlier press release by StemCells, Inc. by stating that StemCells, Inc. has completely mischaracterized the meaning of the US Patent and Trademark Office’s most recent action.

“First,” said Neuralstem President & CEO Richard Garr, “contrary to STEM’s statement, the numerous substantial amendments made by STEM to get these two patents allowed completely destroy any basis for their assertions of infringement by Neuralstem.

“Second, I would like to remind everyone that the US Patent and Trademark Office upheld the patentability of Neuralstem’s core technology in May, 2006, in response to a challenge from STEM. Our patents are not being challenged in this office action, nor in the suit which STEM brought against us.

“Finally, while we believe that any attempt by STEM to reopen their baseless law suit will be unsuccessful, as we asserted in our original response, Neuralstem does not infringe upon any of their “old” claims, nor do we infringe upon any of the significantly modified claims that they salvaged in the reexamination process.”

About Neuralstem

Neuralstem's patented technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia.

Major Central Nervous System diseases targeted by the Company with research programs currently underway include: Ischemic Paraplegia, Traumatic Spinal Cord Injury and ALS. The company's cells have extended the life of rats with ALS (Lou Gehrig's disease) as reported the journal TRANSPLANTATION, in collaboration with Johns Hopkins University researchers, and also reversed paralysis in rats with Ischemic Spastic Paraplegia, as reported in NEUROSCIENCE on June 29, 2007, in collaboration with researchers at University of California San Diego.

The company has also developed immortalized human neural stem cells for in-vitro use in drug development for the academic and pharmaceutical markets. For further information, please visit http://www.neuralstem.com.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem’s periodic reports, including the quarterly report on Form 10-KSB for the year ended December 31, 2007.

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